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                                                                      EXHIBIT 8
                                                                 April 2, 1997

                [LETTERHEAD OF WILLKIE FARR & GALLAGHER]

W.R. Berkley Corporation
W.R. Berkley Capital Trust
165 Mason Street
Greenwich, CT  06836-2518

          Re:  W.R. Berkley Corporation
               W.R. Berkley Capital Trust
               Registration Statement on Form S-4
               File No. 333-20871
               ----------------------------------

Dear Sirs:

          We have acted as special tax counsel for W.R. Berkley Corporation (the "Company") and W.R. Berkley Capital Trust (the "Trust") in connection with the offer to exchange up to $210,000,000 aggregate Liquidation Amount of the Trust's 8.197% Capital Securities which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like Liquidation Amount of the Trust's outstanding 8.197% Capital Securities. In rendering our opinion, we have examined the Amended and Restated Trust Agreement dated as of December 20, 1996 (the "Trust Agreement") and have assumed that the Issuer Trustees will conduct the affairs of the Trust in accordance with the Trust Agreement. We hereby confirm the opinions described under the caption "Certain United States Federal Income Tax Consequences" in the prospectus (the "Prospectus") that is part of the Registration Statement on Form S-4 filed by the Company and the Trust with the Securities and Exchange Commission on January 31, 1997. Capitalized terms used herein but not defined have the meanings as provided in the Prospectus.

           We hereby consent to the use of our name under the caption "Certain United States Federal Income Tax Consequences" in the Prospectus without conceding that we are an "Expert" for the purposes of the Securities Act.

                                    Very truly yours,


                                    /s/ Willkie Farr & Gallagher